Exhibit 99.1

China Education International Enters a Letter of Intent to Acquire Edu Cloud, Inc.

NEW YORK, March 27, 2013 -- China Education International, Inc. (OTCQB: CEII) (the "Company"), with the goal of managing and operating private schools and educational organizations worldwide, today announced that it has entered  a letter of intent to acquire Edu Cloud, Inc. (“EDUX”), a New York based corporation.

EDUX is a multi-functional online education provider and is in active process of building up online education platform by providing access and technique support to users of the online education platform, including both students subscribers and individuals and schools who offer online education and classes. EDUX’s mission is to an open education platform to provide one-stop education service, a combination of e-commerce, online education and operating management, to provide high quality online courses and learning services to anyone who wants to learn, and to provide online teaching system for anyone who wants to teach.

China Education's President and Chief Executive Officer, Lisa Liu, commented on the letter of intent, "we are particularly pleased to have this opportunity to acquire EDUX. Over the last several years, the founders of EDUX have created a unique business model o develop an open online education platform. We believe such platform will be in high market demand with promising potential market development.  We believe such acquisition will elevate our company to the next level and create substantial shareholder value for years to come”.

Disclosure Notice:

This press release contains forward looking statements which identify important factors that could cause our actual results to differ materially from those projected in forward-looking statements. Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosures contained in our Securities and Exchange Commission filings.

CONTACT:

Lisa Liu
CEO
INFO@CHINAEDUCATIONINTL.COM
TELEPHONE: +1.212.682.6607